SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary proxy statement (as permitted by Rule 14a—6(e)(2)
☐	Confidential, For Use of the Commission Only
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

USD ENERGY CORP.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)
___________________

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction.
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

USD Energy Corp.
9880 Magnolia Ave., Suite 176
Santee, CA 92071
Phone (619)-717-8047◦ Fax (619) 568-3148

February [ ], 2011

To the Stockholders of USD Energy Corp.:

The board of directors of USD Energy Corp., a Nevada corporation (the “Company”), is soliciting your consent to:

●	Change the Company’s name from “USD Energy Corp.” to “Casablanca Mining Ltd.”; and

●	Approve a form of indemnification agreement that the board of directors may from time to time authorize the Company to enter into with selected directors and officers.

The board of directors is soliciting Stockholder approval by written consent, and in lieu of a meeting of Stockholders, because it believes that this is the most cost effective manner of obtaining Stockholder consent to these actions. A form of written consent is enclosed for your use.

The Company intends to first mail this Consent Solicitation Statement and accompanying written consent form on or about February [ ], 2011. The Consent Solicitation Statement is being mailed to the holders of record of the Company’s common stock as of the close of business on January 21, 2011. This date is referred to as the “record date.” Written consents of Stockholders representing a majority of the Company’s outstanding common stock as of the record date are required to approve the name change and the form of indemnification agreement. The earliest date on which these corporate actions may be effective is February [ ], 2011 the date this Consent Solicitation Statement is first mailed to the Stockholders.

Your consent is important regardless of the number of shares of stock that you hold. If you consent to the proposals set forth above and discussed in the enclosed Consent Solicitation Statement, please sign and date the enclosed written consent form and return it to the Company at your earliest convenience. Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation.

By Order of the Board of Directors
Zirk Engelbrecht
President

Important Notice Regarding the Internet Availability of Consent Solicitation Materials

A copy of this Consent Solicitation Statement and the form of written consent card are available on at [www._____.com]. The earliest date on which these corporate actions may be effective is February [ ], 2011 the date this Consent Solicitation Statement is first mailed to the Company’s Stockholders.

USD ENERGY CORP. CONSENT SOLICITATION STATEMENT

GENERAL INFORMATION

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission (the “SEC”), and is being furnished to the holders of the outstanding shares of common stock, par value $0.001 (the “Common Stock”), of USD Energy Corp., a Nevada corporation (the “Company”), as of January 21, 2011.

The purpose of this Consent Solicitation Statement is to obtain the consent of the Stockholders to:

●	Change the Company’s name from “USD Energy Corp.” to “Casablanca Mining Ltd.”; and

●	Approve a form of indemnification agreement that the board of directors may from time to time authorize the Company to enter into with selected directors and officers.

Section 78.320(2) of the Nevada Revised Statutes eliminates the need to hold a special meeting of Stockholders to obtain Stockholder approval by providing that, unless the articles of incorporation or bylaws state otherwise, any action required or permitted to be taken at a meeting of the Stockholders may be taken without a meeting if, before or after the action, a written consent is signed by Stockholders holding at least a majority of the Company’s voting power. This Consent Solicitation Statement will be first mailed on or about February [ ], 2011 to those persons who were Stockholders of the Company as of the close of business on January 21, 2011.

THE CONSENT PROCEDURE

General

The board of directors is soliciting Stockholder approval by written consent, and in lieu of a meeting of Stockholders, because it believes that this is the most cost effective manner of obtaining Stockholder consent to these actions.

Voting; Record Date; Vote Required

Only holders of record on January 21, 2011, the record date, will be entitled to consent to the proposals discussed herein. On the record date there were 51,508,878 shares of the Common Stock outstanding. The Common Stock constitutes the Company’s sole outstanding class of voting securities. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to Stockholders.

The name change and the form of indemnification agreement will be approved by the Company’s Stockholders if the Company receives written consents of Stockholders representing a majority of the voting power of its outstanding Common Stock as of the record date. The current directors of the Company (Trisha Malone, Juan Carlos Camus Villegas, Thomas Ronk, and Zirk Engelbrecht) collectively beneficially own approximately 70.8% of the voting power of the Company’s outstanding Common Stock as of the record date and have indicated to the Company that they intend to vote in favor of both proposals.

The form of written consent is enclosed with this Consent Solicitation Statement. A written consent form that has been signed, dated and delivered to the Company with the “CONSENT” box checked, or without any box checked, will constitute consent for the respective proposal. A written consent form that has been signed, dated and delivered to the Company with the “WITHHOLD CONSENT” or “ABSTAIN” boxes checked will be counted as a vote against the respective proposal. A Stockholder may effectively vote against a proposal by not tendering a written consent.

Consents, once dated, signed and delivered to the Company, will remain effective unless and until revoked by a written notice of revocation that is dated, signed and delivered to the Company before the time that the Company received written consent of Stockholders representing a majority of the voting power of the Company’s outstanding Common Stock as of the record date. Written consents may be delivered to the Company via facsimile to (619) 568-3148 or mailed to the following address:

USD Energy Corp.
9880 Magnolia Ave. Suite 176
Santee, CA 92071

Your consent is important regardless of the number of shares of stock that you hold. Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation. Any questions regarding the proposal or the written consent may be directed to the Company at the address above or by calling Trisha Malone at the Company at (619) 717-8047.

Expense of Consent Solicitation

The Company will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Common Stock beneficially owned by others to forward to the beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by the Company’s directors, officers and other regular employees.

PROPOSAL I
TO CHANGE THE NAME OF THE COMPANY
FROM “USD ENERGY CORP.”
TO “CASABLANCA MINING LTD.”

General

On January 19, 2011, the Company’s board of directors approved a change in the Company’s name from “USD Energy Corp.” to “Casablanca Mining Ltd.,” subject to Stockholder approval, and recommending the Stockholders approve such change.

Principal Reasons for Name Change

On December 31, 2010, the Company entered into the mining business by acquiring all of the issued and outstanding stock of Santa Teresa Minerals, S.A., a corporation organized under the laws of Chile (“Santa Teresa Minerals”). This acquisition was pursuant to the Exchange Agreement (the “Exchange Agreement”), dated December 7, 2010, by and among the Company, Santa Teresa Minerals, S.A., a corporation organized under the laws of Chile (“Santa Teresa Minerals”), and the stockholders of Santa Teresa Minerals, Juan Carlos Camus Villegas, Don Felipe Igancio Jimenez Gonzalez, Carolina Constanza Camus Gonzalez, Angelica Soledad Camus Gonzalez and Angelica Elisa Gonzalez Gonzalez (collectively, the “Santa Teresa Stockholders”). The Exchange Agreement also provided that, subject to approval by the Stockholders of the Company, the officers and directors of the Company would take all action needed to change the corporate name of the Company to “Casablanca Mining Ltd.”

The Company’s board of directors approved the name change because the Company intends to focus on the business of its wholly owned subsidiary, Santa Teresa Minerals. Santa Teresa Minerals engages in the acquisition, exploration, development, and operation of precious metal mining properties in South America. The board of directors believed that the Company’s name should reflect the industry in which the Company primarily operates. The Company’s current name, USD Energy Corp., reflected the line of business in which the Company formerly intended to operate.

If, or when, the Company obtains the requisite Stockholder approval of the name change, the Company intends to file a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State to effect the name change. The effective date of the name change will be the date such Certificate of Amendment is filed. However, the board of directors reserves the right to abandon the name change at any time prior to the effective date if it deems it appropriate to do so in its sole discretion. The form of the Certificate of Amendment to its Articles of Incorporation that the Company would file with the Nevada Secretary of State to effectuate the name change, if approved by the Stockholders, is attached hereto as Appendix A.

Vote Required

Pursuant to Section 78.390 of the Nevada Revised Statutes, or the “NRS,” the approval of a majority of a Company’s voting power is required in order to effect the name change. Accordingly, the Company is seeking your consent to approve of the name change.

Board of Directors Recommendation

The board of directors unanimously recommends that the Stockholders approve the Amendment to the Company’s Articles of Incorporation to change the name of the Company from “USD Energy Corp.” to “Casablanca Mining Ltd.”

* * * * *

PROPOSAL II

TO APPROVE THE FORM OF INDEMNIFICATION AGREEMENT
FOR THE COMPANY’S DIRECTOR AND OFFICERS

General

On January 19, 2011, the board of directors approved a form of indemnification agreement to be entered into by the Company and its directors and officers, subject to Stockholder approval, and recommending the Company’s Stockholders approve such form of agreement. The Company’s Bylaws, as amended, provide that the board of directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company providing for indemnification rights equivalent to or greater than those provided for by law or in the Bylaws.

As permitted by the Bylaws, the form of indemnification agreement provides certain mandatory indemnification rights to the director or officer party thereto to the fullest extent permitted by the NRS. If approved, the Company intends to enter into the form of indemnification agreement with each of its directors and officers, to provide for indemnification, and where appropriate, the advancement of expenses to the directors, officers, employees or agents of the Company in the event they are made party to a proceeding by virtue of their services for the Company.

Reasons for the Form of Indemnification Agreement

The increasing frequency of claims and litigation directed against directors and officers of corporations has greatly expanded the risks facing the directors and officers of the Company. The vagaries of public policy and the interpretation of ambiguous statutes, regulations and court opinions related to such provisions are too uncertain to provide the Company’s directors and officers with adequate or reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties in good faith for the Company. The cost to a director or officer of defending against lawsuits resulting from the performance of his or her duties in good faith for the Company, whether or not meritorious, is typically beyond their financial resources.

The legal risks and potential liabilities, and the very threat thereof, associated with lawsuits filed against the officers and directors of the Company, and the resultant substantial time, expense, harassment and anxiety spent and endured in defending against such lawsuits, bears no reasonable or logical relationship to the amount of compensation received by the Company’s officers and directors, and thus poses a significant deterrent to and results in increased reluctance on the part of experienced and capable individuals to serve as a director or officer of the Company. The Company cannot determine whether or not its ability to attract suitable candidate has been adversely affected by the risk of liability to such persons. Nonetheless, the board of directors believes that the form of indemnification agreement will serve the best interests of the Company and its Stockholders by strengthening the Company’s ability to attract and retain over time the services of knowledgeable and experienced persons to serve as directors and officer who, through their efforts and expertise, can make a significant contribution to the success of the Company.

The form of indemnification agreement will broaden the circumstances under which an indemnitee will be entitled to indemnification and will provide assurance to each indemnitee that, as long as his or her actions meet the requirements of the indemnification agreement, he or she will be contractually entitled to the indemnification. Otherwise, in many cases, the indemnitee would be entitled to indemnification only if the indemnification was approved by the board of directors, the Stockholders, independent legal counsel retained by the Company or a court in which a proceeding is or was pending, action at its own discretion, at the time of indemnification is requested by the indemnitee.

Possible Disadvantages

If the form of indemnification agreement is adopted and entered into by the Company with its directors and officers, the Stockholders will be surrendering certain significant rights. Except for certain enumerated circumstances specified by the form of indemnification agreement (and discussed in greater detail below under “Exceptions”), the Company will not be entitled to recover monetary damages from a director officer as a result of negligence or breach of fiduciary duties. Additionally, the form of indemnification agreement could require the Company to undertake considerable expense in meeting its obligations.

This means, to the extent that the Company is required to indemnify a director or officer against a judgment rendered in a derivative suit, the Company will not benefit from such judgment. To the extent that the Company is required to indemnify a director or officer against judgment rendered in a third-party claim, the Company will be required to pay damage awards for which a director or officer has been held personally liable. Additionally, the Company would be required under the form of indemnification agreement to advance all reasonable expenses of a director or officer incurred in connection with a legal proceeding, and would not be entitled to recover such advances unless it is ultimately determined that the director or officer was not entitled to be indemnified for such expenses pursuant to the indemnification agreement. Any amounts paid to indemnify a director or officer, if not covered by insurance (which the Company does not presently have), would come directly form the assets of the Company.

Because of uncertainties regarding the monetary liability or entitlement to indemnity of the director or officer with respect to a given claim, the form of indemnification agreement may reduce the likelihood of Stockholders or management bringing a lawsuit against directors or officers on behalf of the Company for breach of their duties to the Company and the Stockholders, even though such an action, if successful, would benefit the Company and the Stockholders.

Other Protections

Directors and officers of the Company are presently entitled to indemnification as expressly authorized under Nevada Revised Statutes Section 78.7502. Nevada Revised Statutes Section 78.7502 provides a detailed statutory framework covering indemnification of an agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation. The Company’s Bylaws further broaden these rights by empowering the Company to provide indemnification rights to its directors and officers, beyond those permissible in the statute. However, the rights provided to a director by Nevada Revised Statutes Section 78.7502, or the Bylaws, are not as broad as would be provided by in the form of indemnification agreement.

Principal Terms of Form of Indemnification Agreement

The form of indemnification agreement attempts to provide the maximum indemnification allowed under Nevada law. The form of indemnification agreement will make mandatory indemnification which is permitted by Nevada law in situations in which the indemnitee would otherwise be entitled to indemnification only if the board of directors, the Stockholders, independent legal counsel retained by the Company or a court in which an action was or is pending makes a discretionary determination in a specific case to award such indemnification.

The following discussion summarizes the material terms of the form of indemnification agreement and is qualified in its entirety by reference to the form of indemnification agreement attached to this consent solicitation as Appendix B.

The form of indemnification agreement provides that the Company will be obligated to indemnify an indemnitee in the following circumstances.

 Indemnification. Under the form of indemnification agreement, the Company agrees to hold harmless and indemnify indemnitee to the fullest extent authorized or permitted by the provisions of Nevada law and the Bylaws, and otherwise hold harmless and indemnify indemnitee in connection with any threatened, pending or completed action or proceeding (including an action by or in the right of the Company) to which indemnitee is made a party as a result of the fact that the indemnitee was a director, officer, employee or agent of the Company. Indemnification would include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee. The form of indemnification agreement however does go on to limit such indemnification in certain circumstances, as discussed below under “Exceptions.”

Absent an agreement or success on the merits of the case, an indemnitee would be entitled to indemnification only if it is determined in a specific case by the board of directors, the Stockholders, independent legal counsel retained by the Company, or a court in which an action is or was pending that the indemnitee had met the applicable standard.

Mandatory Payment of Expenses. To the extent the indemnitee has been successful on the merits or otherwise in defense of any action, Nevada Revised Statutes Section 78.7502 provides that the indemnitee will be entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the matter.

Advancement of Expenses. The form of indemnification agreement provides that the Company must advance all reasonable expenses incurred by an indemnitee in connection with any proceeding (but not any amounts actually paid in settlement of any proceeding). The indemnitee undertakes to repay the amounts advanced only if, and to the extent that, it is ultimately determined that the indemnitee is not entitled to be indemnified for those expense pursuant to the indemnification agreement. Absent an agreement, the Company would not be required, but would be allowed to advance expenses upon receipt of such an undertaking by indemnitee.

 Procedure for Enforcement of Rights. The form of indemnification agreement provides, if an indemnitee is not paid any indemnification or advance, the indemnitee may bring an action to recover the payments, and the Company shall advance indemnitee all of indemnitee’s reasonable fees and expenses in bringing and pursuing such action. Indemnitee is responsible for reimbursement to the Company of such advance in the event that indemnitee is not successful in such action. To the extent allowed by law, the question of whether an indemnittee is entitled to indemnification will be determined by a court, and not by the Company, the board of directors, independent legal counsel or the Stockholders.

 Future Changes in Law. The indemnification agreement automatically incorporates future changes in the law that increase the protection available to the indemnitee. These changes apply to the Company without future Stockholder approval and, in the absence of liability insurance, may further impair Stockholders’ rights or subject the Company’s assets to risk of loss in the event of large indemnification claims.

 Exceptions. The indemnification agreement provides that the Company will not be obligated to (a) indemnify the indemnitee for expenses or liabilities of any type whatsoever which have been paid directly to indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance, or otherwise by the Company other than pursuant to the indemnification agreement, (b) indemnify the indemnitee for expenses and the payment of profits arising from the purchase and sale of the indemnities securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (c) indemnify the indemnitee if final judgment is rendered against indemnitee for the payment of dividends or other distributions to Stockholders of the Company in violation of the provisions of Subsection 2 of Nevada Revised Statutes § 78.300, as amended, or (d) indemnify the indemnitee if indemnitee’s conduct giving rise to the claim for indemnification is finally adjudged by a court of competent jurisdiction to have been a breach of fiduciary duty which involved intentional misconduct, fraud or a knowing violation of the law.

Indemnification of Liabilities under Federal Securities Laws

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Voting

Section 78.140 of the Nevada Revised Statutes provides that a contract between a corporation and one or more of its directors or officers is not void or voidable solely because of such relationship if the fact of the director’s or officer’s interest in the transaction is known to Stockholders and they approve the contract in good faith by a majority vote of Stockholders holding a majority of the voting power. The votes of the interested directors or officers must be counted in any such vote of Stockholders. Accordingly, the Company is seeking your consent to approve of the form of indemnification agreement.

If the form of indemnification agreement is approved by the Stockholders, it will not be void or voidable and the Stockholders may not later assert a claim that the indemnification agreements are invalid due to improper authorization; however, the Stockholders may challenge the validity of the indemnification agreement on other grounds. If the form of indemnification agreement is not approved by the Stockholders, the board of directors will reconsider the implementation of the indemnification agreements. If the indemnification agreements were implemented in the absence of Stockholders approval, the invalidity of the indemnification agreements could be asserted by the Stockholders in such any instance, the person asserting the validity of the indemnification agreement would bear the burden of proving that the indemnifications agreement was just and reasonable to the Company at the time it was authorized.

Board of Directors Recommendation

It should be noticed that the current directors of the Company have a direct personal interest in the approval of the form of indemnification agreement and that there is therefore an inherent conflict of interest in recommending that the Stockholders approve the form of indemnification agreement.

The Company’s board of directors unanimously approved the form of indemnification agreement and recommends that Stockholders approve the form of indemnification agreement, in the form attached hereto as Appendix B, to provide for the indemnification of the Company’s directors and officers.

* * * * *

CHANGES IN CONTROL

Pursuant to the Exchange Agreement (discussed under Proposal I), on December 31, 2010, the Company issued an aggregate of 25,500,000 shares of its Common Stock, representing approximately 50.9% of the issued and outstanding Common Stock of the Company at the time, to the Santa Teresa Stockholders in exchange for all of the issued and outstanding capital shares of Santa Teresa Minerals (the “Acquisition”). In addition, pursuant to the Exchange Agreement, the Company issued to Juan Carlos Camus Villegas, Santa Teresa Mineral’s majority stockholder, president and director, an interest free Convertible Promissory Note for a principal amount of $1,087,000 (the “Villegas Note”). The Villegas Note is convertible at any time prior to June 30, 2012, into Common Stock at a conversion price of equal to the lesser of $0.01 per share or the lowest share price of any future issuance of Common Stock, other than certain recapitalization events. This conversion right is personal to Mr. Villegas and in general, is suspended at any time that the number of shares that have been issued, or are issuable, to the STM Stockholders and their affiliates, or have otherwise been issued pursuant to the Villegas Note, exceeds 51% of the number of shares of Common Stock outstanding. Mr. Villegas had received 20,400,000 shares of Common Stock pursuant to the Exchange Agreement.

Pursuant to that certain Stock Purchase Agreement, dated December 7, 2010 (the “Stock Purchase Agreement”), between the Company and the Izak Zirk Engelbrecht Living Trust, Angelique de Maison, Thomas Ronk and Kensington & Royce, Ltd. (collectively, the “Stock Purchase Agreement Stockholders”), the Company issued to the Stock Purchase Agreement Stockholders an aggregate of 10,750,000 shares of Common Stock on December 7, 2010 and 10,750,000 shares of Common Stock on December 31, 2010. The purchase price for the shares of Common Stock purchased under the Stock Purchase Agreement was paid pursuant to the cash payment of $600,000 and the cancellation of the $500,000 advance made by the Stock Purchase Agreement Shareholders to the Company on December 21, 2010. To the knowledge of the Company, all purchases of the Common Stock pursuant to the Stock Purchase Agreement were made from personal funds.

Upon completion of the transactions contemplated by the Exchange Agreement and Stock Agreement, Mr. Villegas became the beneficial owner (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934) of 20,434,561, or 40.8% of the issued and outstanding shares of Common Stock, Mr. Engelbrecht became the beneficial owner of 8,304,578 shares, or 16.4% of the issued and outstanding shares of Common Stock of the Company, and Mr. Ronk became the beneficial owner of 7,500,000 shares of Common Stock, or 15.0% of the issued and outstanding shares of Common Stock of the Company. Effective January 20, 2011, Messrs. Villegas, Engelbrecht and Ronk are directors of the Company, Mr. Villegas is Chief Executive Officer of the Company, and Mr. Engelbrecht is President of the Company.

In connection with the Exchange Agreement, the Santa Teresa Stockholders and the Stock Purchase Agreement Stockholders entered into a Shareholders Rights Agreement, effective on December 31, 2010, which grants the Santa Teresa Stockholders “drag along rights” to require the Stock Purchase Agreement Stockholders to participate, on the same terms and conditions, in any change of control involving a sale of the Common Stock by the Santa Teresa Stockholders, and the Stock Purchase Agreement Stockholders “tag along rights” to participate, on the same terms and conditions, in any change of control involving a sale of the Common Stock by the Santa Teresa Stockholders, except such a sale to any affiliates of the selling stockholder. Together, the Santa Teresa Stockholders and the Stock Purchase Agreement Stockholders beneficially own (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934) 97.3% of the Common Stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of January 21, 2011 for: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (ii) each of our named executive officers and directors; and (iii) all of our current named executive officers and directors as a group.

Unless otherwise noted, the Company believes that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
Name(1)	Number of Shares	Percent of Class (2)
Zirk Engelbrecht (3)	7,663,467(4)	14.9%
Trisha Malone	903,466(5)	1.8%
Thomas Ronk (3)	7,500,000	14.6%
Juan Carlos Camus Villegas (3)	21,169,000(6)	41.1%
All officers and directors as a group (five persons)	37,235,933	72.3%

Angelique de Maison (3)	7,872,317(7)	15.3%
Don Felipe Igancio Jimenez Gonzalez(3)	1,275,000	2.5%
Carolina Constanza Camus Gonzalez(3)	1,275,000	2.5%
Angelica Soledad Camus Gonzalez(3)	1,275,000	2.5%
Angelica Elisa Gonzalez Gonzalez(3)	1,275,000	2.5%

(1)	The address for each of the above noted individuals is c/o USD Energy Corp., 9880 N. Magnolia Ave., #176, Santee, CA, USA 92071.

(2)
The percentage ownership reflected in the table is based on 51,508,878 shares of Common Stock outstanding as of January 21, 2011. Shares of Common Stock issuable pursuant to the Villegas Note (described below), which are indicated by footnote, are deemed to be outstanding in computing the percentage ownership of the person entitled to purchase such shares, but not in computing the percentage ownership of any other person.

(3)
In connection with the Exchange Agreement, the Santa Teresa Stockholders and the Stock Purchase Agreement Stockholders entered into a Shareholders Rights Agreement, effective on December 31, 2010, which grants the Santa Teresa Stockholders “drag along rights” to require the Stock Purchase Agreement Stockholders to participate, on the same terms and conditions, in any change of control involving a sale of the Common Stock by the Santa Teresa Stockholders, and the Stock Purchase Agreement Stockholders “tag along rights” to participate, on the same terms and conditions, in any change of control involving a sale of the Common Stock by the Santa Teresa Stockholders, except such a sale to any affiliates of the selling stockholder. Because of the Shareholders Rights Agreement, the Santa Teresa Stockholders and the Stock Purchase Agreement Stockholders may be deemed to be a “group” for purposes of Rule 13d-3 of the Securities Exchange Act of 1934. Together, the Santa Teresa Stockholders and the Stock Purchase Agreement Stockholders beneficially own 97.3% of the Common Stock.

(4)
Includes (a) 7,500,000 shares held by the Izak Zirk Engelbrecht Living Trust, of which Mr. Engelbrecht serves as a trustee, (b) 163,467 shares held by Suprafin, Ltd. (“Suprafin”), of which Mr. Engelbrecht is the Chief Executive Officer, sole director and sole stockholder.

(5)	Includes 303,466 shares owned by The Whole Nine Yards, Inc., of which Ms. Malone is the sole officer, director and stockholder.

(6)
Includes 20,400,000 shares owned by Mr. Villegas and 769,000 shares that may be acquired by Mr. Villegas upon conversion of the Villegas Note. The Villegas Note is currently convertible into Common Stock at a rate of $.01 per share, subject to the limitation that this conversion right is personal to Mr. Villegas and in general, suspended at any time that the number of shares that have been issued, or are issuable, to the STM Stockholders and their affiliates, or have otherwise been issued pursuant to the Villegas Note, exceeds 51% of the number of shares of Common Stock outstanding. As of the date hereof, the Santa Teresa Stockholders and their affiliates beneficially own 25,500,000 shares of Common Stock, or approximately 49.5% of the outstanding Common Stock, and therefore, the Villegas Note is convertible into 769,000 shares as of the date hereof.

(7)
Includes (a) 4,068,850 shares held by Angelique de Maison, (b) 3,003,467 shares held by Kensington & Royce, Ltd., of which Angelique de Maison is the sole officer and director, and (c) 800,000 shares held by WealthMakers, Ltd., of which Angelique de Maison is the Chief Executive Officer.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, officer, associate of any director, officer or any other person has any substantial interest, direct or indirect, in the proposal to amend the Company’s Articles of Incorporation to change the Company’s name.

Each of the Company’s directors and officers has an interest in the approval of the form of indemnification agreement, which, subject to certain limitations, imposes on the Company the obligation to indemnify such director or officer in the event she or he is made party to an action, suit or proceeding, by reason of the fact that she or he is or was a director, officer, employee or agent of the Company. The Company intends to enter into the form of indemnification agreement with each of its current officers and directors. The Company is not currently aware of any action, suit or proceeding pending or threatened which would require the Company to indemnify any director or officer as a result of being a party to the indemnification agreement.

STOCKHOLDER PROPOSALS

In order for a Stockholder proposal to be included in the Company’s proxy statement and form of proxy for the next annual meeting of Stockholders, or to be considered at the Company’s next annual meeting, the Company must receive such proposal a reasonable time before the Company begins to print and send its proxy materials. In addition, the acceptance of such proposals is subject to SEC guidelines.

HOUSEHOLDING OF THIS CONSENT SOLICITATION

Some banks, brokers and other nominee record holders of the Common Stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Consent Solicitation Statement may have been sent to multiple Stockholders in your household. If you would prefer to receive separate copies of this Consent Solicitation Statement or of any Consent Solicitation Statement, proxy statement or annual reports that the Company may prepare in the future, please contact your bank, broker or other nominee or submit your request (1) in writing to the Company’s Corporate Secretary at 9880 Magnolia Ave. Suite 176, Santee, CA 92071, or (2) telephonically to the Company’s Corporate Secretary at (619) 717-8047. In addition, Stockholders sharing an address can request delivery of a single set of these documents in the future if they are currently receiving multiple copies by writing or calling the Company’s Corporate Secretary at the address or telephone number set forth in the preceding sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed with the SEC, located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and other reports, statements and information as required under the Exchange Act.

The reports, statements and other information that the Company has filed with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website (http://www.sec.gov) that contains the registration statements, reports, proxy and proxy statements and other information regarding registrants that file electronically with the SEC such as the Company. You may access the Company’s SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

By Order of the Board of Directors

January 24, 2011	/s/ Trisha Malone
Santee, CA	Trisha Malone, Chief Financial Officer and Director

Appendix A

Proposed Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation: USD Energy Corp._________________________________________________

2.	The articles have been amended as follows (provide article numbers, if available):

Article 1 of the Articles of Incorporation is hereby amended to read as follows:

                                The name of the corporation is Casablanca Mining Ltd.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ___________%

4.	Effective date of filing (optional): _____________________________________________________

5.	Officer Signature (required): _________________________________________________________

Appendix B

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made this __ day of _______, 2010, between Casa Blanca Mining Corp. (fka USD Energy Corp.), a Nevada corporation (the “Company”), and _______________, an individual (“Indemnitee”).

RECITALS

WHEREAS, Indemnitee is either a member of the board of directors (“Board” or “Board of Directors”), an officer, an employee or an agent of the Company, or more than one of such positions, or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and in such capacity or capacities is performing a valuable service for the Company;

WHEREAS, the Corporation has adopted bylaws (“Bylaws”) providing for the indemnification of the officers, directors, employees and agents of the Company or individuals serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise (“Covered Persons”);

WHEREAS, the Bylaws and Nevada Revised Statute (“NRS”) Sections 78.751 and 78.7502 (the “State Statutes”) specifically provide that they are not exclusive, and thereby contemplate that agreements may be entered into between the Company and a Covered Person with respect to indemnification of such Covered Person;

WHEREAS, Indemnitee is willing to serve, to continue to serve, and to take on additional service for and on behalf of the Company on the condition that Indemnitee is indemnified as set forth in this Agreement;

WHEREAS, it is intended that Indemnitee shall be paid promptly by the Company all amounts necessary to effectuate in full the indemnity provided in this Agreement; and

WHEREAS, to induce Indemnitee to continue to serve as a director, officer, employee or agent, the Company has determined and agreed to enter into this Agreement with Indemnitee.

NOW, THEREFORE, in consideration of Indemnitee’s continued service as a director or officer of the Company after the date hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

AGREEMENT

1.             Indemnification of Indemnitee.  The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent authorized or permitted by the provisions of the State Statutes, or any successor statute or amendment thereof, or any other statutory provisions authorizing or permitting such indemnification that is adopted after the date of this Agreement.

2.             Additional Indemnity.  Subject only to the exclusions set forth in Section 3 of this Agreement, the Company hereby further agrees to hold harmless, indemnify and defend Indemnitee:

2.1 Against any and all expenses (including fees for attorneys, accountants, private investigators, court and transcript costs, fees and expenses of witnesses, travel expenses and all other like disbursements or expenses reasonably incurred by or for Indemnitee), judgments, damages, fines, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgment, fines, penalties, or amounts paid in settlement) actually and reasonably incurred by or for Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) (a “Covered Action”) to which Indemnitee is made a party as a result of the fact that at the time of the act or omission which is the subject matter of such Covered Action the Indemnitee was a director, officer, employee or agent of the Company, and

2.2 Otherwise to the fullest extent as may be provided to Indemnitee by the Company under the non-exclusivity provisions of Article XII of the Bylaws of the Company and the State Statutes.  The provisions of this Agreement are in addition to, and not in limitation of, the provisions of such Article XII and the State Statutes.

3.    Limitations on Additional Indemnity.  No indemnity pursuant to Sections 1 and 2 of this Agreement shall be paid by the Company to the extent that:

3.1 Payment therefor is actually made to Indemnitee under a valid and collectible insurance policy or policies, except with respect to any excess amount due to Indemnitee beyond the amount of payment to Indemnitee under such insurance policy or policies.  Notwithstanding the availability of such insurance policy or policies, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company in writing any claims of Indemnitee under such insurance policy or policies to the extent of the amount Indemnitee is paid by the Company;

3.2 Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement;

3.3 Final judgment is rendered against Indemnitee for the payment of dividends or other distributions to stockholders of the Company in violation of the provisions of Subsection 2 of Nevada Revised Statutes § 78.300, as amended;

3.4 Final judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Act”), or other similar provisions of any federal, state or local statutory law;

3.5 Indemnitee’s conduct giving rise to the claim for indemnification is finally adjudged by a court of competent jurisdiction to have been a breach of fiduciary duty which involved intentional misconduct, fraud or a knowing violation of the law; and/or

3.6 Except as otherwise provided in this Agreement, in connection with all or any part of a suit or other proceeding which is initiated or maintained by or on behalf of Indemnitee, or any suit or other proceeding by Indemnitee against the Company or its directors, officers, employees or other agents, unless (a) such indemnification is expressly required by Nevada law; (b) the suit or other proceeding was expressly authorized by an official act of the Board of Directors of the Company or (c) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law.

4.   Continuation of Indemnity.  All agreements and obligations of the Company contained in this Agreement shall continue during the period Indemnitee is a Covered Person, and shall continue thereafter for so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee was a Covered Person.

5.   Advancement of Expenses.  In the event Indemnitee incurs costs or expenses in connection with the defense of any such civil, criminal, administrative or investigative action, suit or proceeding (including any costs or expenses incurred for any appeal therefor), the Company agrees to pay such costs or expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding within 30 calendar days of submission of bills or vouchers for such costs or expenses, provided that Indemnitee delivers to Company prior to such payment a written undertaking by or on behalf of Indemnitee to repay the amount paid by the Company if it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company.  By such undertaking, Indemnitee agrees to reimburse the Company for all amounts paid by the Company in defending such civil, criminal, administrative or investigative action, suit or proceeding against Indemnitee, including amounts paid in settlement, in the event and only to the extent that it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company for such expenses under the provisions of the State Statute, Bylaws, this Agreement or otherwise.  However, in the case of an action brought against Indemnitee by the Company pursuant to the provisions of Section 16(b) of the Act, or other similar provisions of any federal, state or local statutory law for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company, Indemnitee’s costs and expenses will not be advanced unless such advancement is approved by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or, if such a quorum cannot be obtained, by independent legal counsel in a written opinion that such indemnification is proper in the circumstances.

6.   Presumptions and Effect on Certain Proceedings.  Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement.  The termination of any action, suit or proceeding by judgment, order, settlement, arbitration award, conviction or by a plea of nolo contendere or its equivalent shall not affect this presumption except as may be provided in Section 3 of this Agreement.

7.   Notification and Defense of Claim.  Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, if a request with respect thereto is to be made against the Company under this Agreement, Indemnitee shall notify the Company of the commencement thereof; but the failure by Indemnitee to notify the Company will not relieve the Company of any liability which it may have to Indemnitee under this Agreement or otherwise.  With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company as required herein:

7.1 The Company shall be entitled to participate therein at its own expense; and

7.2 Except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense of Indemnitee with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of its election to assume the defense of Indemnitee in the action, suit or proceeding, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ its own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense shall be at the sole expense of Indemnitee unless (a) the employment of counsel by Indemnitee at the Company’s expense has been authorized in writing by the Company; (b) Indemnitee shall have reasonably concluded, upon advice of counsel experienced in such matters, that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action; or (c) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding.  In each such instance set forth in (a) through (c) of this Section 7.2, the reasonable cost of Indemnitee’s counsel shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any action, suit or proceeding brought against Indemnitee by or on behalf of the Company or as to which Indemnitee shall have reasonably made the conclusion provided in (b) above.

7.3 The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s prior written consent.  The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent.  Neither the Company nor Indemnitee will unreasonably withhold consent to any proposed settlement.

8.             Enforcement

8.1 The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to continue as a Covered Person, and acknowledges that Indemnitee is relying on this Agreement in continuing in such capacity.

8.2 In the event Indemnitee is required to bring any action to enforce his or her rights or to collect moneys due under this Agreement, the Company shall advance Indemnitee all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action.  Indemnitee shall be responsible for reimbursement to the Company of such advance in the event that Indemnitee is not successful in such action.

9.   No Employment Rights.  Nothing in this Agreement is intended to confer on Indemnitee any right to continue in the employ of the Company for any period of time or to interfere with or otherwise restrict in any way the rights of the Company or of Indemnitee, which rights are hereby expressly reserved by each, to terminate Indemnitee’s service at any time and for any reason, with or without cause, except as may be provided otherwise in an agreement, if any, between the Company and Indemnitee.

10.          Severability.  Each of the provisions of this Agreement are separate and distinct and independent of one another, so that if any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not effect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement is so held to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to amend such provision or to delete specific words or phrases so that such provision shall then be enforceable to the fullest extent permitted by law unless such change is contrary to the intent of the parties hereto.

11.     Subrogation.  In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of the amount of such payment to all rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary or reasonable to secure such rights, including, without limitation, the execution of such documents necessary or reasonable to enable the Company to effectively bring suit to enforce such rights.

12.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without resort to conflict of laws principles.

13.          Binding Effect; Amendment.  This Agreement shall be binding on the parties, their heirs, personal representatives, successors and assigns, and shall inure to the benefit of Indemnitee, his or her heirs, personal representatives and assigns, and to the benefit of the Company, its successors and assigns.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in a writing signed by both parties.

14.          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand and receipted for by the party to whom said communication shall have been directed or (b), if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which said communication is so mailed and addressed to the appropriate party at the following address:

If to Indemnitee:

If to the Company:	Casa Blanca Mining Corp.
9880 Magnolia Ave., Suite 176
Santee, CA 92071
Attention: President

With a copy to:	TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: Alan B. Spatz, Esq.

               A party may change its address by delivering notice of such change in the manner set forth in this Section 14.

               IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

“Indemnitee”	“Company”

By:
Name:
Address:		Title:

WRITTEN CONSENT SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS
OF USD ENERGY CORP.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IN THE ABSENCE OF ANY DIRECTION, THIS CONSENT WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS SET FORTH BELOW.

1.	Proposal to change the Company’s name from “USD Energy Corp.” to “Casablanca Mining Ltd.”:

MARK ONLY ONE OF THE FOLLOWING THREE BOXES
☐ CONSENTS / FOR	☐ WITHHOLDS CONSENT / AGAINST	☐ ABSTAINS

2.	Proposal to approve the form of indemnification agreement:

MARK ONLY ONE OF THE FOLLOWING THREE BOXES
☐ CONSENTS / FOR	☐ WITHHOLDS CONSENT / AGAINST	☐ ABSTAINS

3.	The undersigned represents that the undersigned owns the following number of shares of common stock of USD Energy Corp. (please insert number): _________________.

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date:

Stockholder Name (printed):

Signature:

Title (if applicable):

Signature (if held jointly):

Title (if applicable):

IMPORTANT: PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT
PROMPTLY AND RETURN IT VIA FAX TO (619) 568-3148